Exhibit 10.11

Accenture LLP

300 Campus Drive
Florham Park, NJ 07932

www.accenture.com

March 5, 2009

John H. Sullivan
Senior Vice President
XL Global Services
100 Constitution Plaza
Hartford, CT 06103

          RE: Early Termination of XL-Accenture OT Programme

Dear John,

          This Letter Agreement is to confirm the understanding between Accenture LLP (“Accenture”) and XL Global Services, Inc. (“XL”) relating to XL’s intent to terminate for convenience in full the parties’ Operational Transformation Agreement (“OT Agreement”), dated May 6, 2008. Accenture provided XL with certain services (the “OT Programme”) under the OT Agreement. In consideration of the covenants and respective release of claims set forth in this letter, the parties agree as follows:

(1)

The OT Agreement will terminate effective May 6, 2009 (the “Effective Date of Termination”). However, the Parties further agree that they intend to negotiate a new agreement to cover future claims work (“Claims Project Agreement”). Notwithstanding the Effective Date of Termination, Section 35.4 of the OT Agreement or any reference to Capacity Services, Risk/Reward or any other Accenture revenue enhancement provisions, the OT Agreement will continue in full force and effect to cover the Claims Workstream as set out in the existing OT Agreement, as may be amended from time to time by agreement of the parties, until the Claims Project Agreement is completed between the Parties. The termination date of the OT Agreement as it relates to the Claims Workstream will be the date on which the Claims Project Agreement is executed between the Parties or the Effective Date of Termination, whichever is earlier. Until the Claims Project Agreement is executed, XL shall continue to pay for Claims Workstream services in accordance with the terms of the OT Agreement. In the event both Parties are unable to successfully negotiate a Claims Project Agreement prior to the effective date of termination of the OT Agreement, XL may, in its sole discretion, with respect to the Claims Workstream, elect not to continue to purchase products and services from Accenture without further obligation and penalty, however, this shall not alter XL’s obligations as set forth in paragraph (5) of this Letter Agreement. In the event XL elects not to procure future products and services from Accenture, XL agrees to pay for all outstanding charges owed to Accenture for services rendered, received and accepted by XL.

Accenture LLP

300 Campus Drive
Florham Park, NJ 07932

www.accenture.com

(2)

In accordance with Section 35.2 of the OT Agreement and Section 6 of Schedule 3 of the OT Agreement, XL will pay to Accenture Termination Compensation in the amount of Two Million, Five Hundred Thousand Dollars ($2,500,000.00).

(3)

In accordance with Section 35.1 of the OT Agreement, XL agrees to pay to Accenture upon receipt of its invoice all outstanding fees and expenses due for Services rendered up to and including the Effective Date of Termination. For work performed by Accenture for the non-Claims Workstreams in the first quarter of 2009 that has not been previously invoiced by Accenture and paid by XL, XL will pay an amount not greater than Two Million, Nine Hundred Thousand Dollars ($2,900,000.00). If the invoice reconciliation process as described in Schedule 3, Section 10 of the OT Agreement, results in an actual fee greater than this amount, XL will only be required to pay $2.9 million. If the reconciliation process results in a lower figure, XL will pay the lower figure that results from the reconciliation. The fees and expenses for the non-Claims Workstreams as described in this paragraph will be invoiced according to the usual invoicing and reconciliation process described in Schedule 3 of the OT Agreement.

(4)

In accordance with Section 35.1.1 of the OT Agreement, XL will pay to Accenture an amount equal to One Hundred Twenty Thousand Dollars ($120,000.00) for the mutually agreed unrecovered costs incurred by Accenture under the OT Programme.

(5)

In accordance with the terms of the OT Agreement (Section 34.4), XL may not terminate the OT Agreement in part at any time, nor may XL terminate the OT Agreement prior to May 6, 2009. XL no longer has the same business need for the services provided by the workstreams noted in paragraph (10), and has therefore requested that Accenture stop work on these workstreams on short notice. In consideration for Accenture granting XL’s request to terminate these workstreams prior to the Effective Date of Termination, XL will further pay to Accenture in addition to the other fees listed in this Letter Agreement, an amount equal to Two Million Dollars ($2,000,000.00) in compensation for work on the OT Programme that XL has requested to stop prematurely (“In-Flight WPDRs”). The Parties agree to this fee for In-Flight WPDRs.

(6)	The Parties further agree to the following:

a.

The terms and conditions for the Claims Project Agreement shall be negotiated using the OT Agreement as a starting point. XL is under no obligation to accept the terms and conditions within the OT Agreement as both Parties agree there has been a significant change in project scope. The sole intent of using the OT Agreement as a starting point is to facilitate discussions between the Parties in an effort to reach agreement in the most expedient and cost effective manner possible to address the contract needs for the Claims Workstream;

b.

Any consulting work within the Accenture practice area required by XL Insurance (“XLI”) in the next twelve (12) months from the date this Letter Agreement is signed shall be sole sourced to Accenture. This may include, but is not limited to business

Accenture LLP

300 Campus Drive
Florham Park, NJ 07932

www.accenture.com

strategy, organization, business change, operating model, capability assessment, sourcing strategy, IT strategy, IT transformation, and/or other CxO level advice. Tax advice, legal advice, and actuarial advice is specifically excluded. Systems build work is also excluded from this agreement; although Accenture would be pleased to work with XL in that space should the opportunity arise. Accenture and XL may mutually agree that Accenture does not have the capabilities for a specific requirement from XL; in those instances the Parties may mutually agree that such consulting work will not be sourced to Accenture;

c.

Any work provided under this paragraph will utilize the appropriate rates contained in the OT Agreement (adjusted for indexation and exchange rates) for the appropriate geography. These documented rates will survive the effective date of termination of the OT Agreement for twelve (12) months following the date of this Letter Agreement; and

d.

XL agrees to give Accenture the opportunity to bid on all outsourcing work required by XLI, and will make commercially reasonable efforts for the same with regard to XL Capital, Ltd for the next twenty-four (24) months from the date this Letter Agreement is signed.

(7)

In accordance with Section 5.2 and Schedule 4 of the OT Agreement, XL contracted with Accenture for the provision of a minimum volume of certain Capacity Services. XL wishes to honor its obligation to use a minimum volume of Capacity Services, and both parties recognize that XL currently does not have a business need for the type of services originally planned. Therefore, XL agrees to pay Accenture Eight Hundred Thousand Dollars ($800,000.00) in consideration for Accenture waiving XL’s Capacity Services obligations (the “Capacity Services Payment”). In consideration for this Capacity Services Payment, Accenture will provide to XL a credit note in the amount of the Capacity Services Payment (“Consulting Credit Note”) for offset against future consulting services to be performed by Accenture. For the avoidance of doubt, no application maintenance, support services, or outsourcing services may be procured under this Consulting Credit Note. The following conditions shall apply to the issuance and use of this Consulting Credit Note:

a.

The Consulting Credit Note is a total credit amount in U.S. dollars to be used for Accenture consulting services in the next twelve (12) months from the date this Letter Agreement is signed as detailed above, and is not tied to a certain number of mandays;

	b.	Expenses are in addition to and are not included in the Consulting Credit Note and will be invoiced separately when incurred;

	c.	The Consulting Credit Note may not be used for work covered by the Claims Project Agreement or the existing OT Agreement;

d.

The Consulting Credit Note will only be applied to work actually performed by Accenture, i.e. it will be a credit to XL from Accenture, to offset amounts that would have been payable for services rendered. Under no circumstances shall any money be paid by Accenture to XL as a result of the Consulting Credit Note.

Accenture LLP

300 Campus Drive
Florham Park, NJ 07932

www.accenture.com

e.

Services provided under the Consulting Credit Note will be utilized based on the Business Change Rate contained in the OT Agreement (adjusted for indexation and exchange rates) for the appropriate geography and these documented rates will survive the effective date of termination of the OT Agreement; and

	f.	Accenture will invoice for the full amount of the Capacity Services Payment in conjunction with and in addition to the Termination Compensation.

The areas from which XL may choose to retain Accenture’s services in its use of the Consulting Credit Note may be drawn from Accenture’s consulting practice area, which subject to the other terms of this Letter Agreement may include, but is not limited to business strategy, organization, business change, operating model, capability assessment, sourcing strategy, IT strategy, IT transformation, and/or other CxO level advice. Tax advice, legal advice, and actuarial advice is specifically excluded. Systems build work is also excluded from this agreement; although Accenture would be pleased to work with XL in that space should the opportunity arise.

(8)

The Termination Compensation and all other termination-related fees referenced in paragraphs two, four, five, and six herein (the “Termination Fees”), not including fees associated with the Claims Workstream or the non-Claims Workstreams as described in paragraph (3), will be invoiced in total in a single invoice, which will be issued by March 4, 2009. The total invoice amount for the Termination Fees shall be Five Million, Four Hundred Twenty Thousand Dollars ($5,420,000.00), and will be payable in accordance with the terms of the OT Agreement, forty-five (45) days from the invoice date.

(9)

Schedule 3, Annex 6 of the OT Agreement describes the Risk/Reward Mechanism agreed by the Parties, and provides that if the OT Programme is terminated for any reason, the final Measurement Period for Risk/Reward will end on the expiration of the relevant notice period, and any outstanding payments for prior Measurement Periods will be honored (Schedule 3, Annex 6, Section 12). XL and Accenture agree Risk/Reward will be measured for the 2008 Measurement Period as described in Schedule 3, Annex 6, and if a payment is due to Accenture, such payment will be honored by XL notwithstanding the termination of the OT Agreement.

(10)

The Parties hereby agree that the following workstreams are closed down effective January 31, 2009, and Accenture has no further obligations with respect to them: US Underwriting and Policy Administration, Accounting Services, Core IT, Programme Management. Further, the Enterprise Performance Management and Management Information workstream will not commence as planned.

(11)

XL acknowledges and agrees that all Services performed and Deliverables that XL has requested or that Accenture has provided under the OT Programme have been successfully delivered by Accenture and documented in WPCRs. With regards to the Claims Workstream WPDRs that were completed under the OT Agreement, XL acknowledges and

Accenture LLP

300 Campus Drive
Florham Park, NJ 07932

www.accenture.com

agrees that all Services performed and Deliverables that XL has requested or that Accenture has provided under the OT Programme have been successfully delivered by Accenture (in addition to XL acknowledging the foregoing by signing this Letter Agreement, the parties shall also document it in WPCRs). With the exception of the uncompleted Claims Deliverables, acceptance of which will be subject to the agreed upon terms and conditions of the OT Agreement (other than to the extent modified by the Claims Project Agreement), XL accepts all of the Services and Deliverables, and hereby releases and discharges Accenture, its partners, agents, and employees of and from all liabilities, obligations, claims, and demands whatsoever, arising from or under all work performed as part of the OT Programme.

(12)

The Parties agree, subject to paragraph (1) of this Letter Agreement, that the terms of the OT Agreement shall govern all work performed by Accenture in relation to the OT Programme for XL up to the Effective Date of Termination, which shall include any extension of the OT Agreement as it regards the Claims Workstream. Any variation from the terms of the OT Agreement as to the Claims Workstream must be mutually agreed between the Parties and will be subject to a Change Notice pursuant to the Change Control Process outlined in Schedule 7 of the OT Agreement.

(13)	Each Party shall be responsible for the payment of taxes in connection with this Letter Agreement in accordance with the OT Agreement.

(14)

Accenture and XL agree that the terms of Section 27, Confidentiality and Data Protection, of the OT Agreement will continue to apply between the parties as this provision will survive the expiration or termination of the OT Agreement.

(15)

Accenture and XL agree not to disclose the existence or terms of this Letter Agreement and any and all agreements, negotiations, or discussions relating to this Letter Agreement or the amount of consideration in support hereof, directly or indirectly, to any third party, except as such disclosures may be required by law, to their respective accountants or attorneys, without the express written consent of the other party.

(16)

All capitalized terms herein shall have the meaning given to them in the OT Agreement unless otherwise specified. In the event of a conflict between this Letter Agreement and the terms of the OT Agreement, this Letter Agreement shall take precedence to the extent of the conflict. Other than as expressly stated in this Letter Agreement, the Parties further agree that neither party waives any rights it has under the OT Agreement by agreeing to this Letter Agreement.

(17)

Each of the parties represents and warrants for itself that is authorized to enter into this Letter Agreement and bind its respective entities to the terms of the same. The Parties acknowledge that this Letter Agreement constitutes the full and final agreement of the parties relating to the subject matter contained herein. No other statements, promises, or

Accenture LLP

300 Campus Drive
Florham Park, NJ 07932

www.accenture.com

representations have been made or relied upon by and among the parties. All prior discussions and negotiations have been merged and integrated into, and are superseded by this Letter Agreement. This Letter Agreement may only be modified or amended in writing.

On behalf of XL Global Services, Inc.

By:	/s/ David Duclos

Name:	David Duclos
Title:	Chief Executive, XL Insurance

By:	/s/ John H. Sullivan

Name:	John H. Sullivan
Title:	Senior Vice President

On behalf of Accenture, LLP

By:	/s/ John Cusano

Name:	John Cusano
Title:	Managing Partner North American Insurance